Exhibit 10.2

November 19, 2008

Mr. Fred Spivak

95 Mimosa Drive

Roslyn, NY 11576

Dear Fred:

Based on current circumstances, the Compensation Committee of the Board of Directors (the “Board”) of Lenox Group Inc. (the “Company”) has approved the following amendments to your offer of employment letter, dated October 1, 2007, as amended on May 7, 2008 (collectively, the “Offer Letter”):

1. The “Cash Bonus” section is deleted in its entirety and replaced with the following:

Cash Bonus: You will be eligible to participate in our annual cash incentive program with a target bonus opportunity of 55% of base salary, which could provide a maximum payout of 82.5%. The cash bonus award associated with this program is dependent on Company performance. Management gains Compensation Committee approval on annual performance metrics and bonuses are determined based on Company performance against these metrics. A definitive program document governs the cash bonus program.

For Fiscal 2007, the Company paid you a cash bonus in the amount of $125,000.00 which was the guarantee provided in your Offer Letter. For Fiscal 2008, the Company will guarantee a cash bonus in the amount of $109,375.00 to be paid 50% ($54,687.50) on November 20, 2008 and 50% ($54,687.50) in the first quarter following the year close, provided you are employed by the Company at the end of this fiscal year. Said guaranteed bonus will be an offset against any cash bonus earned pursuant to the performance based bonus approved by the Board.

2. The “Relocation” section is deleted in its entirety and replaced with the following:

Relocation: You are eligible for Company relocation benefits as per our relocation policy. For the period ending February 29, 2009 or at the time of your relocation, whichever occurs first, the Company will reimburse you for hotel and meals in accordance with the Company’s Travel & Entertainment Policy for the days away from home on behalf of the Company plus reasonable commuting costs for two trips home per week.

Please acknowledge your acceptance of this amendment to your Offer Letter by signing below and returning this signed letter to me.

Sincerely,	Acknowledged and Accepted:

/s/ Branka Hannon	/s/ Fred Spivak
Branka Hannon	Fred Spivak
Dated: 11-19-08